PROXY INFORMATION

                         SPECIAL MEETING OF SHAREHOLDERS
                                       OF
                                 1ST GENX, INC.


Time:                      11:00 AM on October 16, 2001

Place:                     MGM Grand
                           Conference Center Room 103
                           4701 Koval Lane
                           Las Vegas, NV 89108

Items of Business:

1. Ratification of an Agreement and Plan of reorganization to acquire 100% of the common capital stock outstanding of Oasis Information Systems, Inc

2. To elect three directors for the coming year or until their successors are duly qualified.

3. Amend the Articles of Incorporation changing the corporate name to: Oasis Information Systems, Inc.

4. To transact other business properly coming before the business.

     Who can vote: You can vote if you were a shareholder of record August 31, 2001.
     Date of Mailing: This notice and proxy statement are being mailed to shareholders on or about September 12, 2001.

     Voting: As of August 31, 2001 there were 12,007,862 shares outstanding and eligible to vote at the meeting. A shareholder may change their vote or their proxy prior to the meeting. If the proxy is returned but does not contain voting instructions it will be voted (1) FOR the ratification of an Agreement and Plan of reorganization, (2) FOR the approval of the amendment to the Articles of Incorporation, changing the Corporate name, (3) FOR the election of the nominees hereinafter named. Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy. In order to conduct the meeting, a majority of the shares outstanding as of August 31, 2001, must be present in person or by proxy at the meeting. This is referred to as a quorum.

I. The shareholders will be asked to vote in favor of the ratification of a Plan of reorganization whereby the Company will acquire all of the capital stock outstanding of Oasis Information Systems, Inc., in exchange for 20,000,000 shares of $.001 par value common stock and 3,000,000 shares of $1.00 stated value, voting, convertible preferred stock. The preferred stock votes four shares for every one share issued and is convertible in the same ratio

Oasis Information Systems, Inc., is a development stage Nevada corporation that plans to be a provider of high quality E Commerce products and services to the hospitality industry. These products and services will include Intent Access Application, Video Teleconferencing, Virtual Telephony, Digital On-demand Pay-Per View Entertainment, Video games, Computer based business applications, Commercial transactions via internet and targeted marketing for the hostility industry.

II. If the ratification in approved by the shareholders the shareholder will then be asked to approve an amendment to the Articles of Incorporation changing the corporate name to Oasis Information Systems, Inc; and

III. Management has nominated the following persons for election to the board of directors:

1. Jerry V. Tavitas, 57, formed Oasis Information Systems, Inc in December of 1997.

Mr. Tavitas has over twenty years of successful senior management with emphasis in the areas of Sales and Marketing Management and Product Development with organizations such as AT&T and Cannon. He also had over 10 years in the Banking industry in both Commercial and Trust banking in Texas and Marketing. Mr. Tavistas effectively applied his background in banking, Sales and Marketing, and Product development to present creative solutions for Telecommunications Applications, utilizing State of the Art Technologies.

Mr. Tavitas received a Bachelor of Arts degree from St. Marys University in Texas and a Master of Arts in Banking from Southern Methodists University and a MBA in Marketing from Pepperdine University.

2.       Diane G. Terry, 47
Ms. Terry is the co-founder of Oasis Information Systems, Inc., in December of 1997 to present. Currently Ms. Terry serves as Executive Vice President and CFO. She is responsible for the Companys Financial Planning budgeting, Human Resources, Internal-Divisional planning and also serves as the Companys
Secretary and Treasurer. Ms. Terry also has an extensive background in International Business, Telecommunication and Cable Television. Prior to Oasis, Ms. Terry served as President of Blue Water Distribution from 1993 to 1997.

Ms. Terry has over fifteen years of successfully operating multi-level Corporations and functioned as a Turn-Around specialist for several companies. Her track record in increasing profitability through reorganization of resources personnel and use of state of the art technologies has proven successful ion various organizations.

Ms. Terry received her Bachelor of Arts degree in Business Administration with a minor in Law, from St. Francis College in Pennsylvania

3.       Randy Walker, 41

Mr. Walker joined Oasis Information Systems, Inc., in December of 1997. Mr. Walker currently serves as the Companys Vice President of Operations. Mr. Walker was recruited to manage the organizations communications and systems delivery applications. Mr. Walker has over 10 years experience in computer systems, high growth telecommunications and cabling and wiring. With his Engineering, technical Services Management and Data Networking background Mr. Walker bring a vast array of knowledge.

Prior to Oasis Mr. Walker served as CEO for SSI Systems, in California from 1992 to 1997. He has over 15 years of very successful technical senior level management with companies such as Nordstroms and IBM.

Mr. Walker has his Computer Science degree from Fullerton College in California.